EXHIBIT 99 (a)(11)	EXHIBIT (a)(11)

MECHANICAL TECHNOLOGY INCORPORATED REVISED OFFER TO EXCHANGE

OUTSTANDING STOCK OPTIONS
________________________________________

YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS
AND YOUR RIGHT TO WITHDRAW SUCH REQUEST
EXPIRE AT 12:00 NOON, EASTERN STANDARD TIME, ON DECEMBER 19, 2003, UNLESS
EXTENDED
________________________________________

     We are offering eligible participants the opportunity to exchange certain of their outstanding stock options for new options on the terms described herein.

     You are an eligible participant ("eligible participant") and may participate in this offer if (a) you are an employee or director of Mechanical Technology Incorporated ("MTI") or its subsidiaries MTI Instruments Inc. or MTI MicroFuel Cells Inc. as of the date we accept properly tendered options in this offer (the "acceptance date") and (b) you have not received options with an exercise price of less than $10.00 per share after June 19, 2003. The acceptance date is currently scheduled to occur on December 22, 2003.

     In addition, only those outstanding stock options granted under the MTI 1999 Employee Stock Incentive Plan, as amended (the "1999 Plan") and the MTI Stock Incentive Plan, as amended (the "1996 Plan"; the 1999 Plan and the 1996 Plan are together known as the "Plans"), with exercise prices of $10.00 or more per share are eligible for exchange (the "eligible options").

     The new options will be exercisable for one (1) share of our common stock for every two (2) shares of our common stock issuable upon exercise of a surrendered option, rounded down to the nearest whole number of shares. If you wish to exchange options, you do not need to surrender all of your eligible options. However, any eligible option that you elect to surrender must be surrendered in full. We will issue any new options under the 1999 Plan.

     The new options will be granted promptly on or after the first business day that is at least six months plus one day after the properly tendered options are accepted by us for exchange, subject to the terms described in these materials. You will receive a grant of new options only if you are employed by us from the acceptance date through the date that the new options are granted.

     We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

IMPORTANT

     To request that we exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the election form that will be hand delivered or mailed to your home or office address on or about October 30, 2003, properly complete and deliver the election form to Sheila Lamb by fax at (518) 533-2201 or by mail or hand delivery to her attention at 431 New Karner Road, Albany, NY 12205. We must receive your properly completed election form before 12:00 Noon, Eastern Standard Time, on December 19, 2003. Election or withdrawal forms received after this date and time will be disregarded. The election form provides that the term of any eligible option that you surrender will expire and be cancelled on the acceptance date if it is accepted by us for exchange. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

     Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange if you are not an eligible participant and if certain conditions or events occur before expiration of this offer, as described in Section 6, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date that is one business day subsequent to the expiration date. The acceptance date is currently scheduled to occur on December 22, 2003. Upon our acceptance of the options you surrender for exchange, the surrendered options will expire and be canceled and you will no longer have any right to purchase our common stock under those options.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OUTSTANDING STOCK OPTIONS FOR EXCHANGE THROUGH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THESE MATERIALS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THESE MATERIALS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     Participation in this offer involves a number of potential risks, including those we describe in Section 9. You should carefully consider these risks and are encouraged to speak with your own legal, financial or tax advisors as necessary before deciding whether or not to request that we exchange your options in this offer.

     The date of this offer to exchange is October 30, 2003.

ii

FREQUENTLY ASKED QUESTIONS AND SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

1.	Who may participate in this offer? Who is an eligible participant?

     You may participate in this offer if (a) you are an employee or director of MTI or its subsidiaries on the acceptance date and (b) you have not received any options with an exercise price of less than $10.00 per share after June 19, 2003. The acceptance date is currently scheduled to occur on December 22, 2003. If you received an option with an exercise price of less than $10.00 per share at any time after June 19, 2003, you are not eligible to participate in this offer. Only if you meet both of the requirements set forth in (a) and (b) above are you an "eligible participant." (See Section 1)

2.	What options are covered by this offer?

     We are offering to eligible participants the opportunity to ask us to exchange any or all outstanding stock options granted under the 1999 Plan and the 1996 Plan with an exercise price of $10.00 or more per share. (See Section 1)

3.	Why are we making this offer?

     Many of our employees' and directors' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees and directors with those of our stockholders in maximizing stockholder value. (See Section 2)

4.	Are there conditions to this offer?

     This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible participants. The offer is, however, subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock or an acquisition proposal for MTI. These and various other conditions are more fully described in Sections 1 and 6.

5.	What if I am an employee or director of MTI or its subsidiaries on the acceptance date, but I am not an employee or director on the grant date of the new options?

     If you tender your options for exchange, you will receive a grant of new options in this offer only if you are an employee or director of MTI or its subsidiaries from the acceptance date through the date that we grant the new options. As discussed below, we plan to grant the new options promptly beginning on the first business day that is at least six months and one day following the acceptance date. The scheduled acceptance date is December 22, 2003 and, consequently, the new option grant date will not occur until on or after June 23, 2004. We expect that the options surrendered for exchange will expire and be canceled on the acceptance date. If, for any reason, you are not an employee or director of MTI or its subsidiaries from the acceptance date through the date that we grant the new options, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without a good reason, or we terminate your employment with or without cause, you resign from the Board of Directors or are removed as a member of the Board of Directors, before the date that we grant the new options, then you will not receive anything for the options that you surrendered and were canceled.

Participation in the offer does not confer upon you any right to remain in the employment or other service of MTI or remain a member of the Board of Directors.

6.	How many new options will I receive in exchange for the options I surrender for exchange?

     Subject to the terms and conditions described in this offer, for every two (2) shares of common stock subject to the unexercised portion of your surrendered option, you will receive an option to purchase one (1) share of common stock, rounded down to the nearest whole number. For example:

IF YOU SURRENDER AN UNEXERCISED OPTION FOR:	YOU WILL RECEIVE A NEW OPTION FOR:

100 shares	50 shares
101 shares	50 shares
471 shares	235 shares

     (See Section 1)

7.	When will I receive my new options?

     We plan to grant the new options promptly beginning on the first business day that is at least six months plus one day following the acceptance date, on which date options accepted for exchange will be canceled. If the offer expires on December 19, 2003 and the acceptance date is December 22, 2003, as currently planned, we expect that new options will be granted be on or shortly after June 23, 2004. We expect to distribute the new option agreements within 30 days after the grant date of the new options.

     As discussed above, you must be employed by us or be a member of the Board of Directors from the acceptance date through the new grant date in order to receive the new options. (See Section 5) Furthermore, you might not receive new options if prior to the grant of new options MTI enters into an agreement for merger or other similar transaction in which there is to be a change in control of MTI. (See Question 17)

8.	Why won't I receive my new options immediately after the expiration date of this offer?

     In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date the options surrendered for exchange expire and are canceled, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect in our financial statements increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options.

We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11)

9.	What will the exercise price of the new options be?

     The exercise price of any new options granted by us to you in exchange for your surrendered options will be the fair market value of a share of our common stock on the grant date (we expect that the grant date will be on or shortly after June 23, 2004 ). Under the 1999 Plan, fair market value is determined by the closing price reported on The Nasdaq National Market on the last trading date prior to the grant date. Because we will not grant new options prior to the first business day that is at least six months plus one day following the acceptance date, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you, among other things, obtain current market quotations for our common stock before deciding whether to request that we exchange your eligible options. (See Sections 7 and 8)

10.	When will the new options vest?

     A new option granted in exchange for your surrendered option will have the same vesting schedule as the old option for which it is exchanged. To the extent that your old option was vested when surrendered, any new option granted in exchange will be vested to the same extent on a percentage basis and will reflect vesting that would have occurred under the surrendered option during the period between the acceptance date and the grant date of the new replacement options.

11.	[Reserved]

12.	When will the new options expire?

     A new option granted in exchange for an eligible option will have the same expiration date as the original expiration date of the old option for which it was exchanged. (See Section 8)

13.	Will I have to wait longer to purchase common stock under my new options than I would under the options I surrender?

     Yes, to the extent that your surrendered options are vested. You could exercise the vested portion of your eligible options at any time in accordance with their terms if you do not surrender them. If you do surrender them, you will not be able to exercise the vested portion of your new options until, at the earliest, the new grant date.

14.	If I elect to exchange eligible options, do I have to exchange all of my eligible options or can I just exchange some of them?

     If you were granted no options after June 19, 2003 and you elect to exchange an option, you do not need to exchange all of your eligible options. For example, if you have three option grants at different exercise prices, $30.00, $20.00 and $9.95, and you elect to surrender options in this offer, you can exchange the $30.00 option grant and not exchange the $20.00 option grant (or vice versa). You must exchange 100% of any option grant that you are surrendering for exchange. You will not be able to exchange the $9.95 option grant for a new option because it has an exercise price of less than $10.00 per share and, therefore, is not an eligible option. (See Sections 1 and 3)

15.	Will I be required to give up all my rights to the surrendered options?

     Yes. Once we have accepted options surrendered by you, those options will be canceled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we expect that we will accept for exchange all eligible options that eligible participants properly surrender to us prior to the expiration of this offer and that have not been validly withdrawn prior to such expiration.

16.	If I surrender options in this offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you surrender in this offer, you may not receive any other option grants, including grants upon promotions, during the period from the acceptance date to the date we grant your new options. This generally is necessary to avoid incurring any compensation expense against our earnings due to the accounting rules that could apply to any interim option grants as a result of this offer. (See Section 9)

17.	What if MTI prior to the grant of new options enters into an agreement for a merger or other similar transaction in which there is to be a change in control of MTI?

     We cannot ignore the possibility that a transaction that could lead to a change of control of MTI could be proposed. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger or acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed. In such a case, you would simply keep your outstanding options and you would no longer have the opportunity to exchange the options in this offer.

     It is possible that after the acceptance date and prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we would negotiate with any such acquiring or surviving company to honor our promise to grant new stock options. However, if we were not successful in these negotiations, you could receive options with different terms than the new options contemplated by this offer or you could receive no stock options or any other consideration in exchange for your surrendered options.

     Depending on the structure or the type of the transaction, if you surrender options in this exchange, you might, among other things, be deprived of any future price appreciation in the shares subject to the new options by being given cash instead of options or you might receive an option to purchase a security other than our common stock.

18.	Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

     If you request that we exchange your eligible options for new options, under current law, you should not recognize income for U.S. federal income tax purposes upon expiration and cancellation of your eligible options or upon our grant to you of new options. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. Foreign, state and local tax consequences may be different. (See Section 13)

19.	Will my new options be incentive stock options?

All new options that are granted in exchange for surrendered options will be nonqualified stock options.

20.	What happens to options not surrendered pursuant to this offer?

     Options that are not surrendered remain outstanding until they are exercised, expire or are terminated by their terms. These options will retain their current exercise price and current vesting schedule.

     There is a risk that the IRS could successfully assert a position that could result in extending the requisite holding periods of eligible incentive stock options that you do not exchange, in order to qualify for tax treatment as incentive stock options, or in the inadvertent converting of eligible incentive stock options into nonqualified stock options. We do not know if the IRS will assert such a position. We believe that by reserving a right to reject any options surrendered for exchange, we have structured this offer so as to mitigate the risk that the IRS would make such an assertion. (See Section 13)

21.	When does this offer expire? Can this offer be extended and, if so, how will I know if it is extended?

     This offer will expire on December 19, 2003, at 12:00 Noon, Eastern Standard Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our sole discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension, the new expiration date of the offer and the new anticipated grant date for the new options. (See Sections 1 and 14)

22.	What do I need to do to surrender options?

     To elect to surrender your options for exchange, you need to properly complete the election form (including the exhibit identifying options to be surrendered) that will be hand delivered or mailed to your home or office address on or about October 30, 2003, and deliver it before 12:00 Noon, Eastern Standard Time, on December 19, 2003, to Sheila Lamb by fax at (518) 533-2201 or by mail or hand delivery to her attention to 431 New Karner Road, Albany, NY 12205.

     If we extend this offer beyond December 19, 2003, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. We have reserved the right, at our sole discretion, to reject any or all requests to exchange eligible options. Although we may reject any or all requests by eligible participants to exchange eligible options if certain conditions or events occur before expiration of this offer, as described in Section 6, we expect to accept for exchange all eligible options that eligible participants request us to exchange promptly after this offer expires. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

23.	Can I change or withdraw my election regarding options I surrender?

     Yes, you may change or withdraw your election regarding options at any time before the offer expires. The offer is currently scheduled to expire at 12:00 Noon, Eastern Standard Time on December 19, 2003. If we extend the offer beyond that time, you may change your election before the offer, as extended, expires. To change your election you must deliver a new properly completed election form that is clearly dated after your original election form to Sheila Lamb of MTI by fax at (518) 533-2201 or by mail or hand delivery to her attention at 431 New Karner Road, Albany, NY 12205 prior to the expiration of the offer. If you change your election, you must indicate on the exhibit to the new, properly completed election form all eligible options you wish to include in the exchange. Once we receive a new, properly completed election form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a notice of withdrawal to Sheila Lamb by fax or mail or hand delivery at any time before the offer expires. (See Section 4) The election form and notice of withdrawal are included in the materials provided to you. Additional copies of such forms may be obtained from Sheila Lamb.

24.	What do we recommend you do in response to this offer?

     Although our Board of Directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. Participation in this offer involves a number of potential risks, including those we describe in Section 9. You should carefully consider these risks and are encouraged to speak with your own legal, financial or tax advisors as necessary before deciding whether or not to request that we exchange your options in this offer. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer.

25.	Whom can I talk to if I have questions about this offer?

     If you have any questions regarding this offer please send an email to Sheila Lamb at slamb@mechtech.com.

EXHIBIT (a)(1)

THE OFFER

1.	ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; EXPIRATION DATE

     We are offering eligible participants the opportunity to ask us to exchange their eligible stock options for new options. You are an eligible participant if (a) you are an employee or director of MTI or its subsidiaries on the acceptance date and (b) you have not received any options with an exercise price of less than $10.00 per share after June 19, 2003. The acceptance date is currently scheduled to occur on December 22, 2003. If you received an option with an exercise price of less than $10.00 per share at any time after June 19, 2003, you are not eligible to participate in this offer. Only if you meet both of the requirements set forth in (a) and (b) above are you an "eligible participant."

     Eligible options are all outstanding stock options that have an exercise price of $10.00 or more per share and were granted under our 1999 Plan or the 1996 Plan. You will receive grants of new options only if you are employed by us from the acceptance date through the date that the new options are granted. The new options will not be granted prior to the first business day that is at least six month plus one day after the acceptance date.

     You might not receive new options if prior to the grant of new options MTI enters into an agreement for merger or other similar transaction in which there is to be a change in control of MTI. (See Section 6)

     If you request that we exchange one or more of your eligible option grants, you must request that we exchange 100% of each such option grant (i.e., you may not request the partial surrender of an option grant unless it is the entire unexercised portion of such grant), but you may elect to exchange some grants and not others. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging eligible options that are properly tendered (and not validly withdrawn) in accordance with Section 3.

     For every two (2) shares subject to the unexercised portion of your surrendered eligible option, you will receive an option to purchase one (1) share. Options will not be issued for fractional shares of common stock, and any fractional shares that would have resulted from the two to one conversion ratio will be rounded down to the nearest whole share. For example:

IF YOU SURRENDER AN UNEXERCISED OPTION FOR:	YOU WILL RECEIVE A NEW OPTION FOR:

100 shares	50 shares
101 shares	50 shares
471 shares	235 shares

     Except as described below, a new option granted in exchange for an eligible option will be vested and exercisable at the time of grant to the same extent on a percentage basis that the surrendered option would have been vested and exercisable had it remained in effect. The remaining installments of this new option will vest on the same vesting schedule on a percentage basis as your surrendered option would have vested had it not been surrendered.

An election form, including a statement of your eligible stock option grants, will be mailed to your home or office address or emailed to your office email address on or about October 30, 2003. The election form will provide that the term of any eligible option that you surrender will expire and the option will be canceled on the acceptance date. We will issue any new options under our 1999 Plan, documented by a new nonqualified stock option agreement with you.

     The term "expiration date" means 12:00 Noon, Eastern Standard Time, on December 19, 2003, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

     We will notify you, prior to the expiration date, if we decide to take any of the following actions:

-	increase or decrease what we will give you in exchange for your surrendered options;

-	increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

-	change any material criteria for eligibility to participate.

     If this offer is scheduled to expire within ten business days from the date we notify you of such an action, we will extend this offer for a period ending no earlier than ten business days after the date that we notify option holders of such a change.

     A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Noon, Eastern Standard Time.

2.	PURPOSE OF THIS OFFER

     We are making this offer to create a performance-oriented environment for our employees and directors. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as reported on The Nasdaq National Market. By making this offer, we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

-

an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than any such transaction that is not material to the business or operations of MTI or any of its subsidiaries;

-	any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

-	any material change in our present dividend rate or policy, indebtedness or capitalization;

-

any change in our present Board of Directors or senior management, including a change in the number or term of Directors or to fill any existing board vacancies or a change in any executive officer's material terms of employment;

-	any other material change in our corporate structure or business;

-	our common stock not being authorized for listing on The Nasdaq National Market;

-	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act");

-	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

-	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock incentive plans; or

-	any change to our certificate of incorporation or bylaws.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD REQUEST THAT WE EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANYONE TO MAKE SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED COVER LETTER AND TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS.

3.	PROCEDURES FOR SURRENDERING OPTIONS

     Proper Surrender of Options. To request that we exchange some or all of your eligible options, properly complete the election form (including the exhibit) and deliver the election form, along with any other required documents, to Sheila Lamb of MTI by fax at (518) 533-2201 or by mail or hand delivery to her attention at 431 New Karner Road, Albany, NY 12205. The election form provides that the term of any eligible option that you surrender will expire and the option will be canceled on the date of acceptance. We must receive all of the required documents before 12:00 Noon, Eastern Standard Time, on the expiration date. The expiration date is December 19, 2003, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond December 19, 2003, then you must deliver a properly completed election form and other required documentation before the extended expiration date.

     The method of delivery of all documents, including election forms and any notices to change your election and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares subject to eligible options and the validity, form, and eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our sole discretion. We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular option holder, and we will waive the same condition, defect or irregularity for all option holders in the same circumstances. We intend this to be a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement. By requesting that we accept your surrendered options for exchange under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The notice of acceptance, which notice we will give you promptly following our acceptance for exchange of your surrendered options, reflects this commitment. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject any or all requests for exchange at our sole discretion, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not validly withdrawn.

4.	CHANGE IN ELECTION

     You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants, unless it is the entire unexercised portion of the grant. If you request that we exchange your options and you later want to change your request, you must do so with respect to 100% of (or all shares covered by) a particular option grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to 100% of a particular option grant.

      To change your election, you must deliver a new, properly completed election form to Sheila Lamb by fax at (518) 533-2201 or by mail or by hand delivery to her attention at 431 New Karner Road, Albany, NY 12205. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the new properly completed election form must include the information regarding the eligible options you wish to request that we exchange. Once we receive a new, properly completed election form submitted by you, your previously submitted election form will be disregarded.

     To withdraw a previous request that we exchange one or more options, you must deliver a notice of withdrawal by fax or mail or hand delivery to Sheila Lamb as described above. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms.

     You may change your election or withdraw your tendered options by providing notice to Sheila Lamb as described above prior to 12:00 Noon, Eastern Standard Time, on the expiration date, December 19, 2003. Any election or withdrawal form received after 12:00 Noon, Eastern Standard Time, on December 19, 2003 will not be accepted unless we have extended the offer period and the election or withdrawal form is received before the extended expiration date. If we extend this offer beyond that time, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, if at 5:00 p.m. on December 29, 2003 (the date which is 40 business days from the commencement of the offer), we have failed to accept your options; you may withdraw your tendered options at any time after such date.

     Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form or notice of withdrawal, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our sole discretion, all questions as to the validity and form, including time of receipt, of election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

     Subject to our rights to extend, terminate or amend this offer, and subject to our right to reject all requests for exchange if certain conditions or events occur before expiration of this offer, as described in Section 6, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date (and that you have not validly withdrawn) and we will notify you of our acceptance on the acceptance date, which is currently scheduled to occur on December 22, 2003.

     If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the period from the acceptance date to the date when we grant your new options. This generally is necessary to avoid incurring any compensation expense against our earnings due to accounting rules that could apply, as a result of this offer, to interim option grants.

     For purposes of this offer, we will be deemed to have accepted for exchange options that are properly tendered and not validly withdrawn when we give written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide mail or email or by issuance of a press release. We have reserved the right at our sole discretion to reject any or all requests to exchange eligible options. Subject to our rights to extend, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn.

     Promptly after we accept options surrendered for exchange, we will provide the tendering option holders with notice of acceptance.

    If, for any reason, you are not an employee or a member of the Board of Directors of MTI from the acceptance date through the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment, with or without good reason or we terminate your employment, with or without cause, your resignation from the Board of Directors or you are removed as a member of the Board of Directors before the date when we grant the new options, then you will not receive anything for the surrendered options. You might not receive new options, or you might receive options with different terms, if prior to the grant of new options MTI enters into an agreement for merger or other similar transaction in which there is to be a change in control of MTI. (See Section 6)

6.	CONDITIONS OF THIS OFFER

     We are not required to accept any options surrendered to us that do not comply with the requirements of this offer. Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

-

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acceptance of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

-	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(a)

make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

(b)	delay or restrict our ability, or render us unable, to accept some or all of the surrendered options for exchange or to issue new options for some or all of the surrendered options;

(c)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

-

there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

-

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or other accounting standards or principles that could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes or otherwise would have an adverse impact on our financial results;

-	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)

any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(b)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(c)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement that it intends to acquire us or any of our assets or securities; or

-

there occurs any change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

     The conditions to this offer are for our benefit. We may assert them in our sole discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.	PRICE RANGE OF COMMON STOCK

     Our common stock is traded on The Nasdaq National Market under the symbol "MKTY." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock.

	High	Low
Fiscal Year Ending December 31, 2003:
First Quarter	$2.65	$1.42
Second Quarter	3.75	1.88
Third Quarter	6.40	3.00
Fourth Quarter (through October 29, 2003)	6.24	4.51

Fiscal Year Ended December 31, 2002:
First Quarter	$4.48	$2.62
Second Quarter	3.75	0.92
Third Quarter	1.69	0.70
Fourth Quarter	2.99	0.81

Transition Period, the Three Months
Ended December 31	$3.95	$2.35

Fiscal Year Ending September 30, 2001
First Quarter	$11.38	$2.00
Second Quarter	8.50	3.28
Third Quarter	11.65	3.75
Fourth Quarter	7.58	2.70

     As of October 29, 2003, the last reported closing price of our common stock as reported on The Nasdaq National Market was $6.11 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender any of your eligible options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     Consideration. Subject to the terms and conditions of this offer, for every two (2) shares of common stock subject to the unexercised portion of your surrendered option, you will receive a new option to purchase one (1) share of common stock, rounded down to the nearest whole number of shares.

     A new option granted in exchange for a surrendered option will generally be vested at the time of grant to the same extent on a percentage basis that the surrendered option would have been vested if it had remained in effect through the time of grant and will continue to vest according to the vesting schedule of your surrendered option, provided that the actual number of shares vested and vesting in the future will be adjusted on a percentage basis (i.e. proportionately to reflect the exchange ratio of one (1) new share for each two (2) available under the surrendered options).

      The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the grant date (we expect that the grant date will be on or shortly afterJune 23, 2004). Under the 1999 Plan, fair market value is determined by the closing price reported on The Nasdaq National Market on the last trading date prior to the grant date.

     As of October 23, 2003, there were issued and outstanding options to purchase 976,000 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, under the proposed exchange ratio and subject to the conditions set forth in this offer, we would grant new options to purchase a total of 488,000 shares of our common stock (subject to minor adjustments for rounding down individual grants to the nearest whole number of shares). Assuming all of these options were issued, the common stock issuable upon exercise of the new options would equal approximately 3.41% of the total shares of our common stock outstanding as of October 23, 2003. We will issue the new options under our 1999 Plan.

     Terms of New Options. Subject to the conditions set forth in this offer, we will enter into a new option agreement with each option holder who requests that we exchange his or her options in this offer that we have accepted for exchange. The terms and conditions of the new options will have substantially the same terms and conditions of the options surrendered for exchange. Because we will not grant new options prior to the first business day that is at least six months plus one day after the acceptance date, the new options may have a higher exercise price than some or all of the surrendered options. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     You might not receive new options if prior to the grant of new options MTI enters into an agreement for merger or other similar transaction in which there is to be a change in control of MTI.

     The following description of the 1999 Plan under which the new options will be granted is a summary and is not complete. Complete information about the 1999 Plan is included in the 1999 Plan document which is on file with the SEC as part of MTI's Definitive Proxy Statement filed with the SEC on February 3, 1999. Please contact Sheila Lamb by mail at 431 New Karner Road, Albany, NY 12205, or by email at slamb@mechtech.com to request copies of the 1999 Plan. We will provide a copy promptly and at our expense.

     The essential features of the 1999 Plan are outlined below:

     General. The 1999 Plan provides for the grant of incentive stock options and non-statutory stock options (collectively "awards"). All of the employees, directors and consultants of MTI and its affiliates are eligible to participate in the 1999 Plan.

     Administration. The Board of Directors has the authority to administer the 1999 Plan. As used herein with respect to the 1999 Plan, the term "Board of Directors" refers to any committee the Board of Directors appoints as well as the Board of Directors itself. Subject to the provisions of the 1999 Plan, the Board of Directors has the power to construe and interpret the 1999 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

     Eligibility. Incentive stock options may be granted under the 1999 Plan only to employees (including officers and employee directors) of Mechanical Technology Incorporated, MTI Instruments, Inc. and MTI MicroFuel Cells Inc. Employees (including officers and employee directors), directors and consultants of both MTI and its subsidiaries are eligible to receive non-statutory stock options under the 1999 Plan. New options issued in exchange under this Offer will be non-statutory stock options.

     No incentive stock option may be granted under the 1999 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of MTI or any affiliate, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the grant date and the term of the option does not exceed five years from the grant date. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock of MTI with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1999 Plan and all other such plans of MTI and its affiliates) may not exceed $100,000.

      No person may be granted options under the 1999 Plan exercisable for more than 700,000 shares of common stock of MTI in any calendar year (the "Section 162(m) Limitation"). Any such award that is terminated, surrendered or cancelled shall nonetheless continue to count toward this maximum annual grant limit for the year it was issued.

     Stock Subject to the 1999 Plan. An aggregate of 4,498,750 shares of common stock of MTI is reserved for issuance under the 1999 Plan. If awards granted under the 1999 Plan expire or otherwise terminate without being exercised, the shares of common stock of MTI not acquired pursuant to such awards again become available for issuance under the 1999 Plan.

     Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, as described above, may not be less than 110% of such fair market value. The exercise price of non-statutory stock options may not be less than 100% of the fair market value of the stock on the grant date. "Fair market value" is defined in the 1999 Plan as the closing sales price of the stock as quoted on The Nasdaq National Market on the last market trading day prior to determination.

     Option Exercise. Options granted under the 1999 Plan may become exercisable in cumulative increments ("vest") as determined by the Board of Directors. Shares covered by options granted under the 1999 Plan may be subject to different vesting terms. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, or by delivering already-owned common stock of MTI which has been held by the optionee for over six months or by a combination of these means; provided however, that the fair market value of any shares of common stock delivered shall not be in excess of the minimum amount of tax withholding required by statute.

     Term. The maximum term of options under the 1999 Plan is 10 years. Options under the 1999 Plan issued to date generally terminate three months after termination of the participant's service.

     Restrictions On Transfer. The participant may not transfer a stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option.

     Adjustment Provisions. Transactions not involving receipt of consideration by MTI, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by MTI, may result in changes to the stock that is subject to the 1999 Plan and outstanding awards. In that event, the 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 1999 Plan and the Section 162(m) Limitation and outstanding awards will be adjusted as to the class, number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Events. The 1999 Plan provides that if there is a Change of Control of the Company, then all unexercised and outstanding options held by employees as of the date of the Change of Control, shall become fully vested and exercisable as of that date. This vesting occurs only if an employee is employed on the date the Change of Control occurs. The Board of Directors may, if a Change of Control occurs, without any optionee consent, make adjustments to options as it sees fit to reflect the Change of Control or permit an optionee to purchase the number of shares of stock, other securities, or other property of the company that such employee would have been entitled to pursuant to the Change of Control agreement, had the optionee been a holder of common stock on the date of the Change of Control.

A "Change of Control" is defined as the purchase of more than 25% of the Company's voting stock by anyone other than First Albany Companies, Inc; a merger or other business combination, other than a transaction in which the Company's shareholders and any fiduciary of an employee benefit plan prior to the transaction owning at least 50% of the voting power of the Company end up owning at least 50% of the voting power of the surviving corporation; a change in the composition of the Board of Directors where more than 50% of the former directors are replaced; or a complete liquidation of the Company.

     Duration, Amendment And Termination The 1999 Plan will terminate on March 18, 2009. The Board may amend the 1999 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of MTI if such modification requires stockholder approval in order to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the 1999 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

9.	INFORMATION ABOUT MTI; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

     Our principal corporate offices are located at 431 New Karner Road, Albany, NY 12205. The telephone number at our principal corporate offices is (518) 533-2200. Our common stock is listed on The Nasdaq National Market under the symbol "MKTY."

     Financial Information: The information set forth on pages 57 through 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the information set forth on pages 3 through 7 of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 are incorporated herein by reference. See Section 16 "Additional Information" for instructions on how you can obtain copies of our SEC filings, including our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 and other filings that contain our financial statements and other important information.

SUMMARY FINANCIAL INFORMATION

     The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2002 and our unaudited financial statements for the interim periods ended March 31, 2003, June 30, 2003 and September 30, 2003 incorporated by reference in this document. The consolidated statements of operations data for the year ended December 31, 2002, three-month period ended December 31, 2001 and year ended September 30, 2001 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements incorporated by reference in this document. The statements of operations data for the nine-month period ended September 30, 2003 and the balance sheet data as of September 30, 2003 are derived from our unaudited financial statements incorporated by reference in this document. Results for the nine-month period ended September 30, 2003 are not necessarily indicative of the expected results for any future interim period or the full year. See Section 16 "Additional Information" for instructions on how you can obtain copies of our SEC filings, including our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 and other filings that contain our financial statements and other important information.

	Nine		Three
	Months	Year	Months	Year
	Ended	Ended	Ended	Ended
	Sept. 30,	Dec. 31,	Dec. 31,	Sept. 30,
	2003	2002	2001	2001
Consolidated Statements of Operations Data:
Product revenue	$ 4,304	$ 5,362	$ 1,246	$ 7,298
Funded research and development	1,422	1,573	90	-
Total revenue	5,726	6,935	1,336	7,298
Operating costs and expenses:
Cost of product revenue	1,868	2,428	688	3,150
Research and development expenses:
Funded research and development	2,502	2,560	187	-
Unfunded research and product development	3,548	4,055	874	3,684
Total research and product development	6,050	6,615	1,061	3,684
Selling, general and administrative	4,522	4,941	1,357	6,159
Operating loss	(6,714)	(7,049)	(1,770)	(5,695)
Interest	(7)	(46)	(15)	(1,970)
Loss on derivatives	(4)	(188)	(26)	(1,266)
Gain on derivatives, Company stock	-	-	165	922
Gain (loss) on sale of securities available for sale	7,483	(95)
Gain on sale of holdings, net	-	6,020	-	28,838
Gain on exchange of securities	-	8,006	-	-
Impairment losses	(418)	(8,127)	(15,433)	-
Other expense, net	(151)	(90)	(82)	(93)
Income (loss) from continuing
Operations before income taxes, equity
in holdings' losses and minority interests	189	(1,569)	(17,161)	20,736
Income tax (expense) benefit	(74)	636	6,788	(7,524)

Equity in holdings' losses, net of tax
Minority interests in losses of	-	(6,671)	(3,316)	(17,072)
consolidated subsidiary	346	418	104	123
Income (loss) from continuing operations	461	(7,186)	(13,585)	(3,737)
Income from discontinued operations, net of tax	13	225	-	-

Income (loss) before cumulative effects of changes
in accounting principles	474	(6,961)	(13,585)	(3,737)
Cumulative effect of accounting change
for derivative financial instruments for
Company's own stock, net of tax	-	-	-	1,468
Cumulative effect of accounting change for
derivative financial instruments, net of tax	-	-	-	6,110
Net income (loss)	$ 474	$(6,961)	$(13,585)	$ 3,841

	Nine Months Ended Sept. 30,	Year Ended Dec. 31,	Three Months Ended Dec. 31	Year Ended Sept. 30,
	2003	2002	2001	2001
Earnings (loss) per Share (Basic and
Diluted):
Income (loss) from continuing operations	$ .02	$ (.21)	$ (.38)	$ (.10)
Income from discontinued operations	-	.01	-	-
Cumulative effect of accounting change
for derivative financial instruments
for Company's own stock	-	-	-	.04
Cumulative effect of accounting change
for derivative financial instruments	-	-	-	.17
Income (loss) earnings per share	$ .02	$ (.20)	$ (.38)	$ .11

Share used in computing basic and net loss per common share:
Basic	27,588	35,270	35,485	35,456
Fully diluted	28,378	35,270	35,485	35,456

Consolidated Balance Sheet Data:
Cash and cash equivalents	12,324	7,320	4,127	9,807
Securities available for sale	31,156	37,332	5,734	6,704
Holdings, at equity	-	-	38,937	47,197
Working capital	35,603	36,681	11,909	13,833
Total assets	53,075	52,384	56,348	71,257
Total long-term debt	-	-	1,000	5,000
Total stockholders' equity	40,552	40,748	47,608	54,047

Book Value of Our Common Stock

The book value of our common stock at September 30, 2003 was $1.47. This amount was calculated by dividing our unaudited consolidated stockholders equity at September 30, 2003 of $40,552,000 by the 27,639,260 shares of our common stock that were outstanding as of September 30, 2003.

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months	Nine Months	Year	Three Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Dec. 31,	Dec. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2002	2001	2001	2000	1999	1998

Ratios	-	-	-	-	666.26%	-	-	1313.76%

For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges less minority interests in consolidated subsidiaries. Fixed charges consist of interest expense, capitalized interest expense, amortization of debt issuance costs and estimated interest within rental expenses. For the nine months ended September 30, 2003 and 2002, the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2000 and 1999, our earnings were insufficient to cover our fixed charges. However, because we have had significant cash and marketable securities balances in each of these periods, the calculation of the ratio of earnings to fixed charges may not accurately represent our ability to cover our fixed charges and therefore has not been presented.

For the periods indicated above and as of the date of this Offer, we have had no preference equity securities outstanding. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends.

RISK FACTORS

     Participation in the offer involves a number of potential risks. The following information highlights the material risks of participating in the offer, and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 25, 2003, and our quarterly report for the period ended September 30, 2003 filed with the SEC on October 22, 2003 highlight the material risks involved with an investment in our securities and relating to our business.

        Eligible participants should carefully consider all of these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read this entire Offer to Exchange, including the Sections discussing tax consequences, and the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission before deciding whether or not to request that we exchange your options in this offer.

Economic Risks of Participating in This Offer

     IF OUR STOCK PRICE INCREASES AFTER THE DATE WE ACCEPT YOUR SURRENDERED OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

     The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the grant date (we expect that the grant date will be on or shortly after June 23, 2004). Under the 1999 Plan, fair market value is determined by the closing price reported on The Nasdaq National Market on the last trading date prior to the grant date.

     You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to surrender for exchange as part of this offer. Among the factors that could cause our stock price to increase or decrease are those set forth in our Annual Report on Form 10-K and;

-	announcements concerning our having met or failed to meet announced milestones;

-	conditions and publicity regarding the fuel cell or energy industries generally;

-	changes in revenue or earnings estimates or publication of research reports by analysts;

-	advances or issues faced by our competitors;

-	speculation in the press or investment community;
-	The filing of a class action or other material lawsuit against us;

-	strategic actions by us or our competitors, such as acquisitions or restructurings;

-	general market conditions;

-	sales of substantial amounts of our stock by existing stockholders or our officers and directors; and

-	domestic and international economic factors unrelated to our performance.

     IF WE ENTER INTO AN AGREEMENT FOR A MERGER OR OTHER SIMILAR TRANSACTION, YOU COULD RECEIVE OPTIONS WITH DIFFERENT TERMS THAN THE NEW OPTIONS CONTEMPLATED BY THIS OFFER OR YOU COULD RECEIVE NO STOCK OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR SURRENDERED OPTIONS

     It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we would negotiate with any such acquiring or surviving company to honor our promise to grant new stock options. However, if we were not successful in these negotiations, you could receive options with different terms than the new options contemplated by this offer or you could receive no stock options or any other consideration in exchange for your surrendered options.

     Depending on the structure or the type of the transaction, if you surrender options in this offer, you might, among other things, be deprived of any future price appreciation in the shares subject to the new options by being given cash instead of options or you might receive an option to purchase a security other than our common stock.

     IF YOU PARTICIPATE IN THIS OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL ON OR AFTER JUNE 23, 2004 AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that our Board of Directors or Compensation Committee or other properly authorized committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants, including grants upon promotion, until on or after June 23, 2004, at the earliest, due to potentially adverse accounting consequences to us if we grant options to you earlier.

     IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

     Once your option is surrendered and accepted by us, it is gone. Accordingly, if your employment with us or one of our wholly owned subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. We plan to grant the new options promptly beginning on the first business day that is at least six months plus one day following the acceptance date.

IF YOU PARTICIPATE IN THIS OFFER, YOU COULD SUFFER ADVERSE TAX CONSEQUENCES

     We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS could successfully assert a position that could result in extending the requisite holding periods of eligible incentive stock options' which you do not exchange, in order to qualify for favorable tax treatment, or in the converting of eligible incentive stock options into nonqualified stock options. We do not know if the IRS will assert such a position. We believe that by reserving a right to reject any or all options surrendered for exchange, we have structured this offer so as to mitigate the risk that the IRS would make such an assertion. (See Section 13)

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

The following is a list of Directors, executive officers and key employees of Mechanical Technology Incorporated and its subsidiaries and their beneficial ownership of our eligible options as of October 30, 2003:
		Shares of Common Stock Underlying	Percent of Total
	Position and	Eligible Options	Eligible Options
Name	Offices Held	Beneficially Owned	Outstanding (1)
Dale W. Church	Chairman and CEO	30,000	3.07%
Cynthia A. Scheuer	VP and CFO	40,000	4.10%
Edward A. Dohring	Board Member	30,000	3.07%
David Eisenhaure	Board Member	30,000	3.07%
E. Dennis O'Connor	Board Member	30,000	3.07%
Walter L. Robb	Board Member	30,000	3.07%
Beno Sternlicht	Board Member	30,000	3.07%
Alan P. Goldberg (2)	Board Member	30,000	3.07%
Dr. William P. Acker (3)	President and CEO - MTI MicroFuel Cells Inc.	175,000	17.93%
Denis P. Chaves (3)	VP and General Manager - MTI Instruments Inc.	30,000	3.07%
Dr. Shimshon Gottesfeld (3)	VP of R&D and CTO - MTI MicroFuel Cells Inc.	50,000	5.12%
Alan J. Soucy (3)	COO - MTI MicroFuel Cells Inc.	50,000	5.12%
(1)	Based upon 976,000 eligible options outstanding on October 30, 2003.
(2)	Individual is a Board member of two Mechanical Technology Incorporated subsidiaries.
(3)	Individual is an executive officer or key employee of a Mechanical Technology Incorporated subsidiary.

     As of October 30, 2003, the Directors and executive officers of Mechanical Technology Incorporated as a group beneficially owned eligible options (including options not yet vested) to purchase a total of 220,000 shares of our common stock, which represented approximately 22.52% of the shares subject to exchange outstanding under the plans. Directors, executive officers, and key employees of Mechanical Technology Incorporated and its subsidiaries as a group beneficially owned eligible options (including options not yet vested) to purchase a total of 555,000 shares of our common stock, which represented approximately 56.83% of the shares subject to exchange outstanding under the plans. Our Directors, executive officers and key employees are eligible to participate in the offer.

     Please see our proxy statement filed with the SEC on April 24, 2003 in connection with our annual meeting of stockholders, for information regarding the amount of securities beneficially owned by our executive officers and Directors as of March 31, 2003.

     The business address and telephone number of each Director, executive officer and key employee of Mechanical Technology Incorporated and its subsidiaries is care of Mechanical Technology Incorporated, 431 New Karner Road, Albany, NY 12205, (518) 533-2200.

Except with respect to the severance arrangements which are part of employment contracts, there are no agreements, arrangements or understandings between us or, to our knowledge, any member of our Board of Directors or any of our executive officers, and any other person involving the options or our common stock. In addition, neither we nor, to the best of our knowledge, any member of our Board of Directors or executive officers, nor any member of the Board of Directors or executive officer of any of our subsidiaries, engaged in transactions involving the options or our common stock during the 60 days prior to this offer, with the exception that such persons may have transactions under 10b5-1 Plans for the sale of Company common stock.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which may require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and you were granted an option with a lower exercise price than the canceled option within:

-	either the six month period prior to the acceptance date of the tender offer to surrender options, or

-	the period ending six months after the date when the option was canceled,

then the cancellation and grant would be deemed a repricing that would result in variable accounting.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value without incurring material current or future compensation expense solely as a result of this offer because:

-	we will not grant any new options to participating option holders until at least the first business day that is at least six months plus one day after the acceptance date, and

-	the exercise price of all new options will equal the fair market value of our common stock on the date when we grant the new options.

     Eligible options that are surrendered in connection with this offer will be amended, expire and be canceled if accepted for exchange. The shares of common stock underlying expired and canceled eligible options that had been granted under the option plans will be returned to the pool of shares available for grants of new awards or options under the 1999 Plan and the 1996 Plan.

12.	LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.	MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following describes the federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of the United States, in which all of our employees are tax residents. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an option holder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an option holder under an option.

     We recommend that you consult with your own tax advisor with respect to the federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

Federal Income Tax Consequences for Employees Who Are Tax Residents in the United States

     Exchange of Options. Option holders who surrender outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes upon the expiration and cancellation of outstanding eligible options or upon the grant of the new options. We believe that the expiration and cancellation of outstanding eligible options and the grant of the new options should be treated as a non-taxable exchange.

     There is a risk that the IRS could successfully assert a position that could result in extending the requisite holding periods of eligible incentive stock options that you do not exchange, in order to qualify for tax treatment as incentive stock options, or in the inadvertent converting of eligible incentive stock options into nonqualified stock options. We do not know if the IRS will assert such a position. We believe that by reserving a right to reject any options surrendered for exchange under the limited conditions described in Section 6, we have structured this offer so as to mitigate the risk that the IRS would make such an assertion.

     Non-statutory Stock Options. You will not have income upon the grant of a non-statutory stock option. You will have compensation (ordinary) income when you exercise a non-statutory stock option equal to the value of the stock on the day you exercised the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercised the option (determined by the closing price of the stock on the last trading day before the date of exercise). This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

     Payment of Exercise Price With Stock. The 1999 Plan permits you to pay the exercise price of an option with certain MTI stock held for more than six months having a value equal to the exercise price. While this will not alter the tax treatment of the option exercise, it will alter the calculation of your income when you ultimately sell the stock. Generally, you will not have income with respect to the transfer of stock to pay the exercise price even if you otherwise would have had income if you sold the stock. We suggest that you consult your tax advisor if you intend to pay the exercise price with stock.

     Withholding. If you are our employee, then your compensation income will be subject to withholding for income, Medicare and social security taxes, as applicable. MTI requires withholding on same day sale exercises as a matter of policy. We will require you to make arrangements to satisfy any withholding obligation.

     Tax Consequences to Us. The exchange of outstanding eligible stock options for new options will not result in any tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

     We recommend that you consult your own tax advisor with respect to the federal, state, foreign, provincial and local tax consequences of participating in the offer.

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT

     We may at any time and from time to time extend the period of time during which this offer is open by giving you notice of the extension.

     Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. If we decide to postpone this offer, we must notify you and all other option holders of the postponement.

     We may also elect to terminate or withdraw the offer if any of the conditions specified in Section 6 occur prior to the expiration date. If we terminate or withdraw this offer, we will be required by Rule 13e-4(f)(5) promulgated under the Exchange Act, to return the surrendered options promptly after we terminate or withdraw this offer.

     We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

-	we increase or decrease what we will give you in exchange for your options;

-	we increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

-	we change any material criteria for eligibility to participate.

     If this offer is scheduled to expire within ten business days from the date we notify you of any such action, we will extend this offer for a period ending not earlier than ten business days after the date the notice is published.

15.	FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to surrender their eligible options under this offer.

16.	ADDITIONAL INFORMATION

     This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.

This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

-	our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 25, 2003;

-

our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2003, filed with the SEC on May 15, 2003 and our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2003, filed with the SEC on August 13, 2003; our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2003, filed with the SEC on October 22, 2003.

-	our definitive proxy statement, filed with the SEC on April 24, 2003;

-

the description of our common stock contained in our registration statement on Form 10, filed with the SEC on or about February 20, 1973, including any other amendments or reports we file for the purpose of updating that description; and

-

any document that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this offer and before the expiration date. Information in these filings will be deemed to be incorporated by reference to this filing.

     The SEC file number for these filings is 0-06890. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. or by going to http://www.mechtech.com/investors.htm and clicking on SEC Filings.

      We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Mechanical Technology Incorporated 431 New Karner Road Albany, NY 12204 Attn: Sheila Lamb

or by telephoning Sheila Lamb at (518) 533-2200 Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Eastern Standard Time.

     As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

     The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS

     If, at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law through such good faith effort, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.